UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 2, 2022
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 West Georgia Street, Suite 1830 Vancouver, British Columbia	V6E 2Y3
(Address of principal executive offices)	(Zip Code)

(604) 682-9775
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
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Item 7.01	Regulation FD Disclosure

On August 2, 2022, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release announcing that announce it has submitted an offer to supply the U.S. Department of Energy - National Nuclear Security Administration (“NNSA”) in response to the U.S. government uranium tender to launch the national Uranium Reserve. The program was designed as a 10 year, $10 billion plan with $75 million authorized to date for the purchase of uranium and conversion services.

Amir Adnani, President and CEO stated: “The NNSA initial purchase goal for one million pounds marks an important milestone for the beginning of this program. The NNSA purchases will help jump start our industry and reduce the country’s reliance on uranium from jurisdictions that expose America to precarious supply risks. Today, those risks include uranium from Russia, its allies and increasingly China. Clearly, domestic supply is critical for U.S. energy and national security. This was in fact one of the primary drivers behind UEC’s acquisition of Russia’s Uranium One Americas, repatriating this important asset back to U.S. ownership and control. The acquisition was not only a highly accretive business transaction, it also increased domestic capability in the nation’s nuclear fuel supply chain. We are looking forward to the continued improvement in the nuclear fuel markets and UEC’s production to help supply America’s uranium needs.”

UEC Chairman and former U.S. Energy Secretary, Spencer Abraham, commented: “We applaud Senator Barrasso’s bill that was discussed in the U.S. Senate Committee on Energy and Natural Resources hearing last week. His legislation would prohibit the importation of uranium from the Russian Federation. While the U.S. has banned the imports of other Russian energy sources it has not included nuclear fuel. To ban some energy imports and not others sends a mixed message, especially considering that import revenues from Russian uranium sales are helping fund Russia’s war in Ukraine.”

Secretary Abraham continued: “While Russia’s invasion of Ukraine has garnered outrage from the international community, many nations find themselves handcuffed in terms of their ability to respond, due to their reliance on Russian energy imports. It would be naive to think that what Russia has done to the Western European community on gas supplies would not apply to its exportation of nuclear fuel and uranium. Banning Russian uranium imports and supporting our domestic nuclear fuel supply capabilities are solid steps towards bolstering our energy independence and protecting our national security.”

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Not applicable.

(b)	Pro forma Financial Information

Not applicable.

(c)	Shell Company Transaction

Not applicable.

(d)	Exhibits

Exhibit	Description

99.1	News Release dated August 2, 2022.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: August 2, 2022.	URANIUM ENERGY CORP. By: /s/ Pat Obara Pat Obara, Secretary and Chief Financial Officer
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